UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2010

(Date of Report: Date of earliest event reported)

Reflect Scientific, Inc.

(Exact name of registrant as specified in its charter)

Utah

000-31377

87-0642556

(State or other jurisdiction  (Commission File Number)  (IRS Employer ID No.)

     of incorporation)

1270 South 1380 West, Orem, Utah 84058

 (Address of principal executive office)

Registrant's telephone number, including area code: (801) 226-4100

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17

     CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2010, the Company received executed settlement and release agreements (“Settlement Agreements”) with three of its debenture holders, Pierce Diversified Strategy Master Fund, LLC, Enable Opportunity Partners, LP and Enable Growth Partners, LP (“Debenture Holders”).  Under the terms of the Settlement Agreements, the Company has agreed to pay out an aggregate of $400,000 to the three Debenture Holders as payment on the debentures which the parties have agreed total $2,275,000 between the three Debenture Holders.  Upon receipt of the funds, the Debenture Holders have agreed to convert the remaining $1,875,000 balance of the debentures into shares of the Company’s common stock at a conversion rate of $0.40 per share.  As a result of the conversion, the Company would issue a total of 4,687,500 shares.  Additionally, the Company has agreed as part of the Settlement Agreements to reduce the exercise price on the warrants held by the debenture holders to $0.16 per share.  The Settlement Agreements are contingent on the Company being able to raise $400,000 to pay the Debenture Holders.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number

Title

10.1

Release and Settlement Agreement- Pierce Diversified Strategy Master Fund LLC

10.2

Release and Settlement Agreement- Enable Opportunity Partners, LP

10.3

Release and Settlement Agreement- Enable Growth Partners LP

99.1

Press Release dated March 9, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Reflect Scientific, Inc.

By: /s/ Kim Boyce

Date: March 8, 2010

      Kim Boyce, Chief Executive Officer